Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Donald W. Reilly 401-608-8977 dreilly@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Fourth Quarter and Full Year 2016 Results

MIDDLETOWN, RI, March 2, 2017 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the fourth quarter and fiscal year ended December 31, 2016 today. The company will hold a conference call to discuss these results at 10:30 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Fourth Quarter 2016 Highlights

•
Revenue was at the high end of the guidance range at $43.9 million, which was a decrease of 19%, from $54.0 million in the fourth quarter of 2015. Excluding foreign exchange translation, revenue decreased 15%.

•
Net loss was $6.8 million, or $0.43 per share, compared to net income of $4.1 million, or $0.26 per share, in the fourth quarter of 2015, below our guidance range by $0.37 per share. The company recorded $6.6 million in income tax expense, of which $7.1 million related to certain discrete non-cash tax reserves. These charges are excluded from the calculation of non-GAAP EPS.

•
Non-GAAP net income was $2.2 million, or $0.13 per share, compared to non-GAAP net income of $6.8 million, or $0.43 per share in the fourth quarter of 2015, exceeding the high end of the guidance by $0.03 per share.

•	Non-GAAP adjusted EBITDA was $4.3 million, compared to $9.7 million in the fourth quarter of 2015, exceeding the high end of the guidance by $0.8 million.

•	The company had $52.1 million in cash, cash equivalents, and marketable securities on its balance sheet at December 31, 2016, compared to $45.3 million as of December 31, 2015.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s Chief Executive Officer, said “We are generally pleased with our fourth quarter results having met the high end of, or exceeded, our most recent guidance at almost every level. In 2017, we will be investing in key strategic initiatives such as low cost fiber optic gyros for self-driving cars and new high throughput satellite services for the maritime market that have the potential to transform the company going forward. We are taking a more conservative view with respect to near term TACNAV revenue guidance, but we continue to be extremely optimistic about this part of our business as well.”

In the fourth quarter of 2016, consistent with certain internal organizational changes implemented by the company, the company changed its reporting structure from two operating segments based on geographies selling navigation, guidance and stabilization and mobile communication products, to two operating segments based on product lines: mobile connectivity and inertial navigation. Net sales for the mobile connectivity segment decreased $3.0 million as reported but decreased only $1.4 million in constant currency compared to the fourth quarter of 2015, as lower mini-VSAT Broadband product sales were partially offset by higher airtime and content and training revenues. Net sales for inertial navigation decreased $7.0 million, or 39%, compared to the fourth quarter of 2015. The decrease was driven primarily by lower TACNAV orders.

Financial Highlights (in millions, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
GAAP Results
Revenue	$43.9	$54.0	$176.1	$184.6
Net (loss) income	$(6.8)	$4.1	$(7.5)	$2.3
Net (loss) income per diluted share	$(0.43)	$0.26	$(0.47)	$0.14

Non-GAAP Results
Net income	$2.2	$6.8	$7.0	$11.6
Net income per diluted share	$0.13	$0.43	$0.44	$0.73
Adjusted EBITDA	$4.3	$9.7	$15.5	$21.2
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Fourth Quarter Financial Summary
Revenue was $43.9 million for the fourth quarter of 2016, a decrease of 19% compared to $54.0 million in the fourth quarter of 2015, notwithstanding weakness in the British Pound that negatively impacted revenue in 2016 by $1.6 million, or 4%. Fourth quarter product revenues of $18.6 million were 32% lower than the prior year quarter, primarily due to a 41% year-over-year decrease in navigation product revenues and a 16% decrease in mobile connectivity product revenues.
Service revenues for the fourth quarter of 2016 were $25.3 million, a decrease of 5% compared to the fourth quarter of 2015. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, were up slightly year-over-year. Our mini-VSAT airtime increased 2% and Inmarsat airtime decreased 26%. Our engineering service revenues declined 53% as a result of the completion of a substantial contract in the first quarter of 2016. In the fourth quarter of 2015, we provided a significant level of engineering services that pertained to nonstandard products, which were subsequently delivered in the first quarter of 2016. Content and training revenues, which include our entertainment, eLearning, and safety content, decreased by 14% in the fourth quarter of 2016 compared to the fourth quarter of 2015; however, on a constant currency basis, revenues increased by 4%. Weakness in the British Pound negatively impacted content and training revenues by $1.6 million, or 17%.
Our operating expenses decreased $1.4 million year over year to $19.4 million. The key drivers were the reduction of sales commissions, resulting from the lower sales revenue and the weakness in the British Pound, as well as a gain of $0.9 million recognized as a result of the termination and settlement of certain royalty agreements. The decrease in operating expenses was partially offset by a $0.9 million increase in research and development expenses.

Full Year Financial Summary
For the year ended December 31, 2016, revenue was $176.1 million, a decrease of 5%, compared to $184.6 million for the year ended December 31, 2015. Weakness in the British Pound negatively impacted revenue in 2016 by $4.0 million, or 2%. Product revenues for the year ended December 31, 2016 of $73.1 million were 4% lower than the comparable period last year, driven primarily by a 5% decrease in mobile connectivity product revenues and a 3% decrease in our navigation product revenues year-over-year.
Service revenues for the year ended December 31, 2016 of $103.0 million decreased 5% from the comparable period last year. Airtime service revenues for the year ended December 31, 2016 decreased 1% year-over-year. Our mini-VSAT Broadband airtime revenue increased slightly, but was offset by a decrease in Inmarsat airtime revenue of 28%. Engineering service revenue decreased 53% principally due to the previously described fourth quarter decrease. Content and training revenues decreased by 10%, however on a constant currency basis, revenue in those product lines increased by 1%. British Pound weakness negatively impacted content and training revenues by $4.0 million, or 11%.
The company reported a GAAP net loss of $7.5 million for the year ended December 31, 2016, or $0.47 per share. During the same period last year, the company recorded a GAAP net income of $2.3 million, or $0.14 per share. The net loss in 2016 includes $6.8 million of non-cash discrete tax reserves. The company recorded non-GAAP net income of $7.0 million, or $0.44 per share, compared to non-GAAP net income of $11.6 million, or $0.73 per diluted share reported for the prior year. Non-

GAAP adjusted EBITDA was $15.5 million for the year ended December 31, 2016, compared to $21.2 million in the prior year.
First Quarter 2017 and Full Year 2017 Outlook
We expect 2017 will be an important year of strategic investment in certain initiatives that we believe have the potential to result in significant revenue growth in 2018 and beyond. These initiatives include the rollout of new high throughput satellite service and hardware, the introduction of innovative subscription options for the commercial maritime sector, development of a low cost fiber optic gyro for autonomous vehicles, and enhancements to our TACNAV technology to support the critical military demand for assured position, navigation, and timing. Together, we believe these initiatives have the potential to result in significant increases to our revenues in the next 3 to 4 years. However, we expect to see little benefit at the revenue line for these initiatives in 2017, and in fact are likely to see some initial headwinds, especially as we roll out our new commercial maritime subscription program, as the hardware revenue will be recognized over time. We will make incremental investments in these initiatives this year in order to put ourselves in the best position to benefit from their success in 2018 and beyond. Consequently, our guidance for 2017 anticipates only moderate growth in revenue with a fairly large increase in operating expenses as we fund these programs. We have also been conservative in including only a limited number of TACNAV systems from the anticipated large orders in the pipeline. Specifically, our guidance for the first quarter and full year of 2017 is as follows:

(in millions, except per share data)	First Quarter		Full Year
	From	To	From	To
Revenue	$39.0	$41.0	$170.0	$190.0
GAAP EPS	$(0.38)	$(0.33)	$(0.69)	$(0.38)
Non-GAAP EPS	$(0.13)	$(0.10)	$0.07	$0.27
Non-GAAP Adjusted EBITDA	$(1.5)	$(0.7)	$8.5	$13.5

Other Recent Announcements

•	More Fleets Turn to KVH’s IP-MobileCast Service for Competitive Advantage

•	Vroon Extends 140-plus Vessel Contract for KVH mini-VSAT Broadband Solution

•	KVH Announces NEWSlink Live Service with Richer Content to Enhance Digital Life at Sea

•	KVH Industries Announces Appointment of Chief Financial Officer, Donald Reilly

•	KVH Adds NEWSlink Editions in Japanese and Korean, Expanding the News Service’s Reach

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 10:30 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will also be available on the company website within three hours of the completion of the call.
Non-GAAP Financial Measures
Provided in this release is non-GAAP financial information, including non-GAAP net income, non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to the condensed financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance and (only in the case of non-GAAP adjusted EBITDA) liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the company’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the company's business.
Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

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Non-GAAP net income (loss) and basic and diluted EPS exclude amortization of intangibles, stock-based compensation, certain discrete tax items, acquisition-related compensation, and other discrete charges.

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Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, acquisition-related compensation and other discrete charges.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments
Future GAAP EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of the company's non-GAAP EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea and on land and is a leading news, music, entertainment, and training content provider to many industries including maritime, retail, and leisure. KVH Industries is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. KVH is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL. The company’s global presence includes offices in Belgium, Brazil, Cyprus, Denmark, Hong Kong, Japan, India, the Netherlands, Norway, Singapore, and the United Kingdom.
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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our anticipated revenue and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully implement our new initiatives; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, seasonal, and other factors, particularly with respect to the TracPhone V-IP series, including with respect to new pricing models; recent increases in airtime termination rates and lower unit sales in our mobile business; increased price and service competition in the mobile connectivity market; potential increased expenses associated with investments in new technology; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in KVH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2016. Copies are available through its Investor Relations department and website, http://investors.kvh.com. KVH does not assume any obligation to update its forward-looking statements to reflect new information and developments.
KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, Videotel, mini-VSAT

Broadband, NEWSlink, and KVH OneCare. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Sales:
Product	$18,611	$27,259	$73,075	$76,213
Service	25,319	26,760	103,047	108,421
Net sales	43,930	54,019	176,122	184,634
Costs and expenses:
Costs of product sales	11,674	14,627	46,334	47,404
Costs of service sales	13,140	13,409	52,966	54,816
Research and development	4,270	3,335	16,030	14,039
Sales, marketing and support	8,072	11,463	33,942	35,714
General and administrative	7,042	6,017	28,172	29,453
Total costs and expenses	44,198	48,851	177,444	181,426
(Loss) income from operations	(268)	5,168	(1,322)	3,208
Interest income	160	125	513	546
Interest expense	355	363	1,436	1,460
Other income (expense), net	264	(282)	275	372
(Loss) income before income tax expense	(199)	4,648	(1,970)	2,666
Income tax expense	6,584	547	5,547	413
Net (loss) income	$(6,783)	$4,101	$(7,517)	$2,253
Net (loss) income per common share:
Basic and diluted	$(0.43)	$0.26	$(0.47)	$0.14
Weighted average number of common shares outstanding:
Basic	15,941	15,673	15,834	15,625
Diluted	15,941	15,788	15,834	15,834

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Cash, cash equivalents and marketable securities	$52,134	$45,338
Accounts receivable, net	31,152	43,895
Inventories	20,745	21,589
Other current assets	4,801	4,271
Total current assets	108,832	115,093
Property and equipment, net	36,586	39,900
Goodwill	31,343	36,747
Intangible assets, net	17,838	26,755
Other non-current assets	5,134	3,096
Non-current deferred income taxes	24	4,686
Total assets	$199,757	$226,277
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$25,082	$30,959
Deferred revenue	6,661	5,962
Current portion of long-term debt	7,900	6,638
Total current liabilities	39,643	43,559
Other long-term liabilities	326	1,391
Non-current deferred tax liability	3,133	5,097
Long-term debt, excluding current portion	50,153	58,054
Stockholders’ equity	106,502	118,176
Total liabilities and stockholders’ equity	$199,757	$226,277

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net (loss) income - GAAP	$(6,783)	$4,101	$(7,517)	$2,253
Amortization of intangibles	1,278	1,355	4,956	5,525
Stock-based compensation expense	859	902	3,651	3,734
Tax effect on the foregoing (a)	(292)	(307)	(1,241)	(1,270)
Discrete tax expense, net (b)	7,092	235	6,837	314
Acquisition-related compensation	—	183	358	764
Legal settlement costs	—	450	—	450
Tax effect on the legal settlement costs	—	(153)	—	(153)
Net income - Non-GAAP	$2,154	$6,766	$7,044	$11,617

Net income per common share - Non-GAAP:
Basic	$0.14	$0.43	$0.44	$0.74
Diluted	$0.13	$0.43	$0.44	$0.73

Weighted average number of common shares outstanding:
Basic	15,941	15,673	15,834	15,625
Diluted	16,167	15,788	15,996	15,834

(a)
Consistent with historical presentation and with previously published guidance, this does not include the tax effect of the amortization expense related to our intangible assets which were principally acquired in connection with our United Kingdom acquisition with such operations having a statutory tax rate of 20%.

(b)
Represents a change in the valuation allowance on a state research and development tax credit, uncertain tax position adjustments, provision to return adjustments, United States net operating losses, and penalties.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
GAAP net (loss) income	$(6,783)	$4,101	$(7,517)	$2,253
Income tax expense	6,584	547	5,547	413
Interest expense, net	195	238	923	914
Depreciation and amortization (a)	3,474	3,247	12,564	12,674
Non-GAAP EBITDA	3,470	8,133	11,517	16,254
Stock-based compensation expense	859	902	3,651	3,734
Legal settlement costs	—	450	—	450
Acquisition-related compensation	—	183	358	764
Non-GAAP adjusted EBITDA	$4,329	$9,668	$15,526	$21,202

(a)	Includes amortization of intangible assets resulting from acquisitions.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	First Quarter Fiscal 2017 (Projected)	Full Year Fiscal 2017 (Projected)
Net loss per common share	$(0.38) - $(0.33)	$(0.69) - $(0.38)

Estimated amortization of intangibles (a)	$0.07	$0.28
Estimated stock-based compensation expense	$0.06	$0.23
Estimated tax effect	$(0.01)	$(0.05)
Discrete tax adjustments (b)	$0.13 - $0.11	$0.30 - $0.19

Non-GAAP net (loss) income per common share	$(0.13) - $(0.10)	$0.07 - $0.27

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that the company expects to record against additional deferred tax assets generated in 2017.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	First Quarter Fiscal 2017 (Projected)	Full Year Fiscal 2017 (Projected)
GAAP net loss	$(6.1) - $(5.3)	$(11.1)- $(6.1)

Estimated income tax provision	$0.3	$1.6
Estimated interest expense, net	$0.2	$0.7
Estimated depreciation and amortization (a)	$3.1	$13.6
Estimated stock-based compensation expense	$1.0	$3.7

Non-GAAP adjusted EBITDA	$(1.5) - $(0.7)	$8.5 - $13.5

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.